Exhibit 99.1

Second Quarter Dividend Declared MainSource Financial Group — NASDAQ, MSFG

Greensburg, Indiana (NASDAQ:  MSFG) — MainSource Financial Group’s Board of Directors announced today that the Company declared a second quarter common dividend of $.14 per share at its May 22, 2007 meeting.  The dividend is payable on June 15, 2007 to common shareholders of record as of June 5, 2007.  The dividend represents a 5.0% increase over the dividend paid to shareholders in the second quarter last year.  This is MainSource Financial Group’s sixty-seventh consecutive quarterly cash dividend.

MainSource Financial Group, Inc., headquartered in Greensburg, Indiana is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $2.4 billion. The Company operates 68 offices in 30 Indiana counties, six offices in three Illinois counties, and six offices in two Ohio counties through its four banking subsidiaries, MainSource Bank, Greensburg, Indiana, MainSource Bank - Illinois, Kankakee, Illinois, MainSource Bank - Crawfordsville, Crawfordsville, Indiana, and MainSource Bank - Ohio, Troy, Ohio. Through its non-banking subsidiaries, MainSource Insurance LLC, MainSource Title LLC, and MainSource Mortgage LLC, the Company and its banking subsidiaries provide various related financial services.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations. Factors which could cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Company’s loan and investment portfolios.

The forward-looking statements included in the press release relating to certain matters involve risks and uncertainties, including anticipated financial performance, business prospects, and other similar matters, which reflect management’s best judgment based on factors currently known. Actual results and experience could differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements as a result of a number of factors, including but not limited to, those discussed in the press release.

* * * * *

MainSource Financial Group, 201 N. Broadway, P.O. Box 87, Greensburg, IN  47240